                                  SCHEDULE 14C
                                 (Rule 14c-101)

                  INFORMATION REQUIRED IN INFORMATION STATEMENT
                            SCHEDULE 14C INFORMATION

        Information Statement Pursuant to Section 14(c) of the Securities
                      Exchange Act of 1934 (Amendment No. )


Check the appropriate box:
[ ] Preliminary Information Statement

[X] Definitive Information Statement


                     MEHL/Biophile International Corporation
                (Name of Registrant as Specified in Its Charter)

                     MEHL/Biophile International Corporation
                (Name of Person(s) Filing Information Statement)

Payment of Filing Fee (Check the appropriate box):


   [ ] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-b(i)(1), or 14(c)-5(g).


   [ ] Fee computed on table below per Exchange Act Rules 14c-5(g) and 0-11.

         (1) Title of each class of securities to which transaction applies.

         (2) Aggregate number of securities to which transaction applies:

         (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

         (4) Proposed maximum aggregate value of transaction:

         (5) Total fee paid:


         [X]  Fee paid previously with preliminary materials.


         [ ] Check box if any part of the fees offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         (1) Amount Previously Paid:

         (2) Form, Schedule or Registration Statement No.:

         (3) Filing Party:

         (4) Date Filed:

                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
                                Notice of Action
                       by Written Consent of Shareholders


                                October 28, 1996



Dear Shareholder,

                  Enclosed is an Information Statement regarding certain action taken by written consent of the shareholders of MEHL/Biophile International Corporation (the "Company") in lieu of a shareholder's meeting to approve the adoption of the Company's Restated Certificate of Incorporation (the "Restated Certificate"). The purpose of adopting the Restated Certificate is to (i) fulfill an existing agreement of the Company to provide the holders of the Company's 5% Cumulative Convertible Preferred Stock, Series C ("Series C Preferred Stock") with an aggregate liquidation preference equal to $10,000,000, the amount of consideration paid upon issuance of the Series C Preferred Stock, and (ii) remove certain restrictions concerning the issuance of Preferred Stock from the Company's current Certificate of Incorporation.


                  On August 30, 1996, the Company's Board of Directors approved the Restated Certificate and on October 21, 1996 the holders of approximately 54.5% of the Company's Common Stock approved the Restated Certificate.



                  This Information Statement is being provided under the Delaware General Corporation Law, which provides that actions permitted to be taken by written consent of the shareholders subject to prompt notice to the shareholders not executing this consent of taking of corporate action without a meeting. The rules under the Securities Act of 1934 provide that no action taken by written consent of the shareholders may be effective unless the attached Information Statement is sent out to the Company's shareholders at least 20 days in advance of the effective date of the Restated Certificate. The effective date of the Restated Certificate will be November 20, 1996.


                                                      By Order of the Board,



                                                      AnnMarie Mehl
                                                      Secretary

                     MEHL/BIOPHILE INTERNATIONAL CORPORATION
                               4020 Newberry Road
                           Gainesville, Florida 32607

                        Information Statement Concerning
                 Action Taken by Written Consent of Shareholders

                  This Information Statement contains information regarding certain action taken by written consent of the shareholders of MEHL/Biophile International Corporation (the "Company") in lieu of a shareholder's meeting to approve the adoption of the Company's Restated Certificate of Incorporation (the "Restated Certificate"). The purpose of adopting the Restated Certificate is to
(i) fulfill an existing agreement of the Company to provide the holders of the Company's 5% Cumulative Convertible Preferred Stock, Series C ("Series C Preferred Stock") with an aggregate liquidation preference equal to $10,000,000 of the Series C Preferred Stock, the amount of consideration paid upon issuance, and (ii) remove certain restrictions concerning the issuance of Preferred Stock from the Company's current Certificate of Incorporation.


                  This Information Statement is provided pursuant to Schedule 14C of the Securities Exchange Act of 1934, as amended (the "Exchange Act") to the shareholders of the Company. On August 30, 1996, the Board of Directors of the Company approved and authorized the Restated Certificate. On October 21, 1996 the holders of 22,669,000 shares representing approximately 54.5% of the Company's outstanding Common Stock executed a written consent to approve the Restated Certificate.



                  The Board of Directors has fixed the close of business on October 21, 1996 as the record date for the taking of written consent by the shareholders. As of the record date, there were outstanding 41,581,168 shares of Common Stock, having one vote per share.


                  The purpose of this Information Statement is to provide the shareholders of the Company with information regarding the Restated Certificate.

                  WE ARE NOT ASKING YOU FOR A PROXY AND YOU ARE REQUESTED NOT TO SEND US A PROXY.


                  The date of this Information Statement is October 28, 1996.

Background

                  On May 15, 1996, the Company completed a private placement offering exempt from registration under the Securities Act of 1933 of 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series C, par value $10 per share (the "Series C Preferred Stock"), for an aggregate purchase price of $10,000,000. Holders of the Series C Preferred Stock are entitled to receive dividends payable at the annual rate of 5% per annum.

                  The Series C Preferred Stock is convertible into Common Stock of the Company at the lesser of (i) 80% of the average market price on the five trading days prior to conversion and (ii) $7.50, but in no event shall be below $3.00. The Company has filed a registration statement covering the public sale of the shares of Common Stock receivable upon conversion of the Series C Preferred Stock which was declared effective by the Securities and Exchange Commission on July 12, 1996. No holder is entitled to convert Series C Preferred Stock into Common Stock, if after such conversion, the number of shares of Common Stock beneficially owned by such holder would exceed 4.9% of the issued and outstanding Common Stock of the Company.

                  The Company and GFL Performance Fund, Ltd., the investor in the offering of the Series C Preferred Stock (the "Investor") agreed, as an essential term of the sale and issuance of the Series C Preferred Stock, that the Series C Preferred Stock would be entitled to a preference in a liquidation of the Company equal to the value of the price per share such investor paid. This is an extremely common, if not virtually universal feature of preferred stock, which enables an investor of preferred stock to recover its investment in a liquidation of the Company ahead of the holders of Common Stock and other securities which rank junior to it.

                  At the time of the issuance of the Series C Preferred Stock, the Company was not able to provide a liquidation preference equal to the per share purchase price due to a provision in the Company's Certificate of Incorporation that all shares of any series of Preferred Stock have a liquidation preference of $10 per share. As a condition to the investment, the Company agreed with the Investor that it would amend the Company's Certificate of Incorporation to provide for an appropriate and agreed upon liquidation preference for the Series C Preferred Stock equal to the initial purchase price of $10,000 per share.

                  In the process of making this change to the Series C Preferred Stock, the Board of Directors determined that it would be advisable to make certain amendments and simplification to the Company's Certificate of Incorporation which contains numerous amendments. Specifically, since there are no longer any shares outstanding of the three classes of preferred stock previously issued by the Company, the Board has retired the 12% Cumulative Convertible Preferred Stock, Series A, the 12% Cumulative Convertible Preferred Stock, Series B and the 12% Cumulative Convertible Preferred Stock, 1985 Series. The Board has also determined that it would be advisable to give the Board the authority and flexibility to issue future series of Preferred Stock having such terms and conditions as the Board deems appropriate and not subject to the limitations contained in the current certificate.


                  On August 30, 1996, the Board of Directors approved the Restated and Amended Certificate of Incorporation (the "Restated Certificate") and on October 21, 1996 shareholders owning in the aggregate approximately 54.5% of the issued and outstanding Common Stock entitled to vote thereon executed a written consent approving the Restated Certificate. The Restated Certificate will be effective as of November 20, 1996.


The Restated Certificate

                  The full text of the Restated Certificate, including the amended and restated Certificate of Designation establishing the terms and conditions of the Series C Preferred Stock is attached hereto as Exhibit A and incorporated by reference herein. The following is a summary of the principal amendments made by the Restated Certificate.

                  1. Elimination of Specific Terms of Preferred Stock.

                  The Company's Certificate of Incorporation currently provides that the Board of Directors is authorized to issue up to 200,000 of Preferred Stock in series having such terms and preferences as the Board may fix from time to time. The terms of the Certificate further provide the following:

                  a. All series of Preferred Stock shall be of equal rank unless otherwise provided at the time any new series of Preferred Stock is created.

                  b. Each series shall have a liquidation preference of $10 per share plus any accrued but unpaid dividends in the event of a liquidation, dissolution or winding up of the Company.

                  c. Any series of preferred stock may be redeemed in whole or in part at the price of $10 per share plus accrued by unpaid dividends upon not less than 30 nor more than 60 days notice.

                  d. Any change in the terms or preferences of the Preferred Stock which adversely affects the rights of the holders of Preferred Stock must be approved by the two-thirds vote of the holders of Preferred Stock.

                  The above provisions were adopted in 1983, at the commencement of business of the Company's predecessor, Selvac Corporation. The Board of Directors has determined that it is appropriate to remove the provisions listed above so that the Company is not restricted in structuring appropriate terms and conditions for Preferred Stock investments in the future as may be advisable. As a practical matter, the limit on the liquidation preference and redemption price to $10 per share renders such provisions unusable for investments of more than $2,000,000 ($10 per share multiplied by a total of 200,000 shares). These limitations are inappropriate to the Company's financing needs. The Board has authorized the more commonly utilized approach whereby the Board, without any necessity for shareholder action may fix the terms, conditions and preferences of any series of Preferred Stock as may hereafter be issued. Accordingly, as amended and restated, Section 4.B of the Restated Certificate shall read in its entirety as set forth below:

                  B. SERIAL PREFERRED STOCK. The 200,000 shares of Serial Preferred Stock may, except as otherwise provided in this Certificate, be issued in one or more series with such designations, relative rights, voting powers, cumulative or non-cumulative dividends, redemption provisions, liquidation preferences and other qualifications, limitations and restrictions as the Board of Directors may fix by resolution adopted prior to the issuance of any shares of any such series.

                  2.       Liquidation Preference for Series C Preferred
Stock.

                  As discussed above, the current terms of the Company's Certificate of Incorporation prevented the Company from granting to the Investor a preference upon liquidation equal to the full value of the per share purchase price of the Series C Preferred Stock ($10,000 per share for an aggregate liquidation preference of $10,000,000). Accordingly, with the removal of the provisions discussed in item 1 above, the Company is amending the Certificate of Designation for the Series C Preferred Stock to provide that upon the liquidation, dissolution or winding up of the Company, the holders of Series C Preferred Stock shall be entitled to receive, prior to any distributions to any holders of Common Stock or other securities ranking junior to the Series C

Preferred Stock, an amount equal to the stated value of $10,000 of each share then outstanding together with accrued but unpaid dividends thereon. Section 5(5) of the Certificate of Designation, as amended, reads in its entirety as follows:

                  a.       Liquidation, Dissolution, Winding
                           Up.  In the event of any voluntary
                           or involuntary liquidation,
                           dissolution or winding up of the
                           Corporation, the holders of the
                           Preferred Shares shall be entitled
                           to receive in cash out of the
                           assets of the Corporation, whether
                           from capital or from earnings
                           available for distribution to its
                           stockholders (the "PREFERRED
                           FUNDS"), before any amount shall be
                           paid to the holders of the Common
                           Stock, an amount equal to the
                           Stated Value per Preferred Share
                           plus any accrued and unpaid
                           dividends, provided that, if the
                           Preferred Funds are insufficient to
                           pay the full amount due to the
                           holders of Preferred Shares and
                           holders of shares of other classes
                           or series of preferred stock of the
                           Corporation that are of equal rank
                           with the Preferred Shares as to
                           payments of Preferred Funds (the
                           "PARI PASSU SHARES"), then each
                           holder of Preferred Shares and Pari
                           Passu Shares shall receive a
                           percentage of the Preferred Funds
                           equal to the full amount of
                           Preferred Funds payable to such
                           holder as a percentage of the full
                           amount of Preferred Funds payable
                           to all holders of Preferred Shares
                           and Pari Passu Shares.  The
                           purchase or redemption by the
                           Corporation of stock of any class,
                           in any manner permitted by law,
                           shall not, for the purposes hereof,
                           be regarded as a liquidation,
                           dissolution or winding up of the
                           Corporation.  Neither the
                           consolidation nor merger of the
                           Corporation with or into any other
                           corporation or corporations, nor
                           the sale or transfer by the
                           Corporation of less than
                           substantially all of its assets,
                           shall, for the purposes hereof, be
                           deemed to be a liquidation,
                           dissolution or winding up of the
                           Corporation. No holder of Preferred
                           Shares shall be entitled to receive
                           any amounts with respect thereto upon
                           any liquidation, dissolution or
                           winding up of the Corporation other
                           than the amounts provided for herein.

                  3.       No Other Changes

                  The Restated Certificate does not contain any other substantive changes from the existing Certificate of Incorporation.

Discussion

                  The Restated Certificate enables the Company to fulfill an existing contractual obligation to provide the customary liquidation preference to the Investor holding the Series C Preferred Stock, without which obligation the Company would not have been able to consummate the $10,000,000 private placement necessary to effectuate the first phase of the Company's current business plan.

                  The amendments effectuated by the Restated Certificate also would give the Board of Directors maximum flexibility in structuring the terms and conditions of a series of Preferred Stock so that the Board can authorize the issuance of a series of Preferred Stock which most appropriately meets the needs of the Company. Such flexibility would be particularly important to utilize with regard to investments, mergers and acquisitions.

                  The voting rights granted to holders of a series of Preferred Stock could result in a dilution of the overall voting power of the holders of common stock and such voting rights could include a vote as a separate class on types of matters on which the holders of Common Stock would also have the right to vote and could therefore inhibit or prevent approval of such matters by the holders of the Company's Common Stock.

                  In the event of a proposed merger, tender offer or other attempts to gain control of the Company of which management does not approve, it would be possible for the Board of Directors to authorize the issuance of Preferred Stock with such voting rights that may impede completion of the proposed merger, tender offer or other attempt to gain control of the Company. This proposal, therefore, may tend to deter a future takeover attempt which some or a majority of the holders of common stock may deem to be in their best interest or in which holders of the common stock may receive a premium for their shares over the then market price. The amendment is also proposed to provide the Company with greater flexibility in defending against such a takeover and meeting financing requirements on terms most advantageous to the Company and shareholders without the delay incident to the holding of a special shareholders meeting for such a purpose. This proposal is not in response to any takeover activity or unusual accumulation of shares of which management of the Company is aware.

General

                  The Company's Annual Report on Form 10-KSB, excluding exhibits, will be mailed to any shareholder upon written request to the Company at 4020 Newberry Road, Gainesville, Florida 32607, Attention Investor Relations. The Company will bear the entire cost of preparing, assembling, printing and mailing this Information Statement, and any additional material which may be furnished to shareholders.

                                       By Order of the Board of Directors



                                       AnnMarie Mehl
                                       Secretary

                                                                       EXHIBIT A


                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     MEHL/BIOPHILE INTERNATIONAL CORPORATION

It is hereby certified that:

                  1. (a) The present name of the corporation (hereinafter called the "Corporation") is MEHL/BIOPHILE INTERNATIONAL CORPORATION.

                     (b) The name under which the Corporation was originally incorporated is SELVAC CORPORATION, and the date of filing the original certificate of incorporation of the Corporation with the Secretary of State of the State of Delaware is June 28, 1982.

                  2. The provisions of the certificate of incorporation of the Corporation as heretofore amended and/or supplemented, and as herein amended, are hereby restated and integrated into the single instrument which is hereinafter set forth, and which is entitled RESTATED CERTIFICATE OF INCORPORATION OF MEHL/BIOPHILE INTERNATIONAL CORPORATION without any further amendments other than the amendments herein certified and without any discrepancy between the provisions of the certificate of incorporation as heretofore amended and supplemented and the provisions of the said single instrument hereinafter set forth.

                  3. The amendments and the restatement of the certificate of incorporation herein certified have been duly adopted by the stockholders in accordance with the provisions of Sections 228, 242, and 245 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendments and of the restatement of the certificate of incorporation herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

                  4. The certificate of incorporation of the Corporation, as amended and restated herein, shall at the effective time of this Restated Certificate of Incorporation, read as follows:

                      RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                     MEHL/BIOPHILE INTERNATIONAL CORPORATION

                  1. The name of the corporation is MEHL/BIOPHILE INTERNATIONAL CORPORATION (the "Corporation").

                  2. The address of its registered office in the State of Delaware is c/o Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

                  3. The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                  4. The total number of shares of capital stock which the Corporation shall have authority to issue is 60,200,000, of which 60,000,000 shares shall be shares of Common Stock, par value $.01 per share, and 200,000 shares shall be shares of Serial Preferred Stock, par value $10.00 per share.

                  A statement of the designations, relative rights, preferences, powers, qualifications, limitations and restrictions granted to or imposed on the respective classes of the shares of the Corporation's stock or the holders thereof is as follows:

                  A. COMMON STOCK. Each share of Common Stock shall be equal to every other share of Common Stock in every respect. Each share of Common Stock shall entitle the holder thereof to one vote per share upon all matters upon which stockholders have the right to vote, except for matters, if any, upon which holders of Serial Preferred Stock or any series thereof may have the exclusive right to vote.

                  B. SERIAL PREFERRED STOCK. The 200,000 shares of Serial Preferred Stock may, except as otherwise provided in this Certificate, be issued in one or more series with such designations, relative rights, voting powers, cumulative or non-cumulative dividends, redemption provisions, liquidation preferences and other qualifications, limitations and restrictions as the Board of Directors may fix by resolution adopted prior to the issuance of any shares of any such series.

                  5. The text of the Certificate of Designations, Preferences and Rights of 5% Cumulative Convertible Preferred Stock, Series C, of the Corporation filed with the Delaware Secretary of State on May 15, 1996, providing for the designations, preferences and relative, participating, optional or other rights, and the qualifications, limitations or restrictions thereof, of ten thousand (10,000) shares of 5% Cumulative Convertible Preferred Stock, Series C, of the Corporation, is hereby amended and restated in its entirety as follows:

                  "The Corporation is authorized to issue 10,000 shares of 5% Cumulative Convertible Preferred Stock, Series C, $10 par value (the "PREFERRED SHARES"), which shall have the following powers, designations, preferences and other special rights:

                           (1) Dividends. The holders of the Preferred Shares
                  shall be entitled to a cash dividend of five percent (5%) per annum of the Stated Value (as defined below), on a cumulative basis with quarterly compounding (prorated for any portion of the applicable period during which the Preferred Shares are outstanding). Dividends shall accrue from the date of issuance of the Preferred Shares and shall be payable quarterly commencing August 31, 1996, through and including the date on which the Preferred Shares are no longer outstanding.

                           (2) Conversion of Preferred Shares. The holders of
                  the Preferred Shares shall have the right, at their option, to convert the Preferred Shares into shares of Common Stock on the following terms and conditions:

                                    (a) Conversion Right. Each Preferred Share
                  shall be convertible, at any time after the earlier of (i) the ninetieth (90th) day following the date of issuance or (ii) the date the Registration Statement (the "REGISTRATION STATEMENT"), which the Corporation is required to file pursuant to Section 2(a) of the Registration Rights Agreement dated May 15, 1995 by and among the Corporation and the investor named therein (the "REGISTRATION RIGHTS AGREEMENT"), is declared effective (the "EFFECTIVE DATE") by the U.S. Securities and Exchange Commission (the "SEC"), into fully paid and nonassessable shares (calculated to the nearest whole share) of Common Stock, at the conversion price (the "CONVERSION PRICE") in effect at the time of conversion determined as hereinafter provided; provided, however, that in no event shall any holder be entitled to convert Preferred Shares if, after giving effect to such conversion, the number of shares of Common Stock beneficially owned by such holder and all other holders whose holdings would be aggregated with such holder for purposes of calculating beneficial ownership in accordance with Sections 13(d) and 16 of the Securities Exchange Act of 1934, as amended, and the regulations thereunder ("SECTIONS 13(d) AND 16"), including, without limitation, any person serving as an adviser to any holder (collectively, the "RELATED PERSONS"), would exceed four and nine-tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16). Each Preferred Share shall have a value of One Thousand Dollars ($1,000) (the "STATED VALUE") for the purpose of such conversion and the number of shares of Common Stock issuable upon conversion of each of the Preferred Shares shall be determined by dividing the Stated Value thereof by the Conversion Price then in effect. Every reference herein to the Common Stock of the Corporation (unless a different intention is expressed) shall be to the shares of the Common Stock of the Corporation, $.01 par value, as such stock exists immediately after the issuance of the Preferred Shares provided for hereunder, or to stock into which such Common Stock may be changed from time to time thereafter.

                                    (b) Conversion Price. The Conversion Price
                  shall be the lesser of (i) eighty percent (80%) (the "CONVERSION PERCENTAGE") of the Average Market Price (as defined below) for the Common Stock for the five (5) consecutive trading days ending one trading day prior to the date of the Conversion Notice (as defined below), subject to adjustment as provided herein, or (ii) $7.50 (the "FIXED CONVERSION PRICE"); provided, however, that in no event shall the Conversion Price be less than $3.00 (the "FLOOR PRICE").

                                    (c) Adjustment to Conversion Percentage. If
                  the Effective Date has not occurred within ninety (90) days after the date of issuance of the Preferred Shares, or if, after the Registration Statement has been declared effective by the SEC, sales cannot be made pursuant to the Registration Statement by reason of stop order, the Corporation's failure to update the Registration Statement in accordance with the rules and regulations of the SEC or otherwise, or if the Common Stock is not listed or included for quotation on the National Market of the National Association of Securities Dealers Automated Quotation System ("NASDAQ-NM"), the New York Stock Exchange (the "NYSE"), the American Stock Exchange (the "AMEX"), or the NASDAQ SmallCap Market ("NASDAQ SMALLCAP") then, as partial relief for the damages to the holder by reason of any such delay in or reduction of its ability to sell the underlying shares of Common Stock (which remedy shall not be exclusive of any other remedies available at law or in equity), the Conversion Percentage shall be reduced by a number of percentage points equal to the Discount Amount (as hereinafter defined) multiplied by the sum of: (i) the number of months (prorated for partial months) after the end of such 90 day period and prior to the date the Registration Statement is declared effective by the SEC; (ii) the number of months (prorated for partial months) that sales cannot be made pursuant to the Registration Statement (by reason of stop order, the Corporation's failure to update the Registration Statement or otherwise) after the Registration Statement has been declared effective; and (iii) the number of months (prorated for partial months) that the Common Stock is not listed or included for quotation on the NASDAQ-NM, NYSE, AMEX, or NASDAQ SmallCap after the Registration Statement has been declared effective. The "DISCOUNT AMOUNT" for the first month during which adjustment is required pursuant to this Section shall be one and one-half (1 1/2); for the second month, two
                  (2); and for the third month and each month thereafter, three
                  (3). (For example, if the Registration Statement becomes effective one and one-half (1 1/2) months after the end of such 90 day period, the Conversion Percentage would be 77.5% until any subsequent adjustment; if thereafter sales could not be made pursuant to the Registration Statement for a period of two (2) additional months, the Conversion Percentage would then be 72%.) If the holder converts Preferred Shares into Common Stock and an adjustment to the Conversion Percentage is required subsequent to such conversion, but prior to the sale of such Common Stock by such holder, the Corporation shall pay to such holder, within five (5) days after receipt of a notice of the sale of such Common Stock from such holder, an amount equal to the Average Market Price of the Common Stock obtained upon conversion of such Preferred Shares for the five (5) trading days ending one (1) trading day prior to the date of conversion multiplied by a fraction, the numerator of which shall be the applicable Discount Amount and the denominator of which shall be one hundred (100), multiplied by the number of months (prorated for partial months) for which an adjustment was required. Such amount may be paid at the Corporation's option in cash or Common Stock ("DAMAGE SHARES") whose value is based on the Average Market Price of the Common Stock for the period of five (5) consecutive trading days ending on the date of the sale of such Common Stock; provided, however, that any amounts due as to that period during which the shares are not traded or included for quotation on the NASDAQ-NM, NYSE, AMEX or NASDAQ SmallCap shall be paid in cash only; provided, further, however, that in no event shall shares be issued hereunder if, after giving effect to such issuance, the number of shares of Common Stock beneficially owned by such holder and all Related Persons would exceed four and nine tenths percent (4.9%) of the outstanding shares of Common Stock (calculated in accordance with Sections 13(d) and 16); cash shall be paid in lieu of any shares which cannot be issued pursuant to this second proviso. (For example, if the Conversion Percentage was 77.5% at the time of conversion of $1,000,000 in Stated Value of Preferred Shares (such that the Preferred Shares were converted into Common Stock having an Average Market Price for the applicable period in aggregate of $1,290,322.50) and subsequent to conversion there was a further two (2) month delay in the Registration Statement's being declared effective, and such Common Stock was sold at the end of such two (2) month period, the Corporation would pay to the holder $70,967.74 in cash or Damage Shares.)

                           "AVERAGE MARKET PRICE" of any security for any period
                  shall be computed as the arithmetic average of the closing bid prices for such security for each trading day in such period on the NASDAQ SmallCap, or, if the NASDAQ SmallCap is not the principal trading market for such security, on the principal trading market for such security, or, if market value cannot be calculated for such period on any of the foregoing bases, the average fair market value during such period as reasonably determined in good faith by the Board of Directors of the Corporation (all as appropriately adjusted for any stock dividend, stock split, or other similar transaction during such period or between the end of such period or between the end of such period and the date of conversion or dividend payment, as applicable).

                                    (d) Conversion Notice. On presentation and
                  surrender to the Corporation (or at any office or agency maintained for the transfer of the Preferred Shares) of the certificates of Preferred Shares so to be converted, duly endorsed in blank for transfer or accompanied by proper instruments of assignment or transfer in blank (a "CONVERSION NOTICE"), the holder of such Preferred Shares shall be entitled, subject to the limitations herein contained, to receive in exchange therefor a certificate or certificates for fully paid and nonassessable shares, which certificates shall be delivered by the second trading day after the date of delivery of the Conversion Notice, and cash for fractional shares, of Common Stock on the foregoing basis. The Preferred Shares shall be deemed to have been converted, and the person converting the same to have become the holder of record of Common Stock, for all purposes as of the date of delivery of the Conversion Notice.

                                    (e) Major Transactions. If the Corporation
                  shall consolidate with or merge into any corporation or reclassify its outstanding shares of Common Stock (other than by way of subdivision or reduction of such shares) (each a "MAJOR TRANSACTION"), then each Preferred Share shall thereafter be convertible into the number of shares of stock or securities (the "RESULTING SECURITIES") or property of the Corporation, or of the entity resulting from such consolidation or merger, to which a holder of the number of shares of Common Stock delivered upon conversion of such Preferred Share would have been entitled upon such Major Transaction had the holder of such Preferred Share exercised its right of conversion and had such Common Stock been issued and outstanding and had such holder been the holder of record of such Common Stock at the time of such Major Transaction, and the Corporation shall make lawful provision therefor as a part of such consolidation, merger or reclassification; provided, however, that the Corporation shall give the holders of the Preferred Shares written notice of any Major Transaction promptly upon the execution of any agreement whether or not binding in connection therewith (including without limitation a letter of intent or agreement in principle) and in no event shall a Major Transaction be consummated prior to forty-five (45) days after such notice.

                                    (f) Fractional Shares. The Corporation shall
                  not issue any fraction of a share of Common Stock upon any conversion, but shall pay in cash therefor at the Conversion Price then in effect multiplied by such fraction.

                                    (g) Reservation of Shares. The Corporation
                  shall, so long as any of the Preferred Shares are outstanding, reserve and keep available out of its authorized and unissued Common Stock, solely for the purpose of effecting the conversion of the Preferred Shares, such number of shares of

                  Common Stock as shall from time to time be sufficient to effect the conversion of all of the Preferred Shares then outstanding.

                                    (h) Taxes. The Corporation shall pay any and
                  all taxes which may be imposed upon it with respect to the issuance and delivery of Common Stock upon the conversion of the Preferred Shares as herein provided. The Corporation shall not be required in any event to pay any transfer or other taxes by reason of the issuance of such Common Stock in names other than those in which the Preferred Shares surrendered for conversion are registered on the Corporation's records, and no such conversion or issuance of Common Stock shall be made unless and until the person requesting such issuance has paid to the Corporation the amount of any such tax, or has established to the satisfaction of the Corporation and its transfer agent, if any, that such tax has been paid.

                           (3) Voting Rights. Holders of Preferred Shares shall
                  have no voting rights, except as required by law and by
                  Section 6 hereof.

                           (4) Redemption. The Corporation waives all redemption
                  rights with respect to the Preferred Shares.

                           (5) Liquidation, Dissolution, Winding Up. In the
                  event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, the holders of the Preferred Shares shall be entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders (the "PREFERRED FUNDS"), before any amount shall be paid to the holders of the Common Stock, an amount equal to the Stated Value per Preferred Share plus any accrued and unpaid dividends, provided that, if the Preferred Funds are insufficient to pay the full amount due to the holders of Preferred Shares and holders of shares of other classes or series of preferred stock of the Corporation that are of equal rank with the Preferred Shares as to payments of Preferred Funds (the "PARI PASSU SHARES"), then each holder of Preferred Shares and Pari Passu Shares shall receive a percentage of the Preferred Funds equal to the full amount of Preferred Funds payable to such holder as a percentage of the full amount of Preferred Funds payable to all holders of Preferred Shares and Pari Passu Shares. The purchase or redemption by the Corporation of stock of any class, in any manner permitted by law, shall not, for the purposes hereof, be regarded as a liquidation, dissolution or winding up of the Corporation. Neither the consolidation nor merger of the Corporation with or into any other corporation or corporations, nor the sale or transfer by the Corporation of less than substantially all of its assets, shall, for the purposes hereof, be deemed to be a liquidation, dissolution or winding up of the Corporation. No holder of Preferred Shares shall be entitled to receive any amounts with respect thereto upon any liquidation, dissolution or winding up of the Corporation other than the amounts provided for herein.

                           (6) Preferred Rank. All shares of Common Stock and
                  any series of Serial Preferred Stock as may be issued after the original date of issuance of any Preferred Shares by the Corporation shall be of junior rank to all Preferred Shares in respect to the preferences as to distributions and payments upon the liquidation, dissolution or winding up of the Corporation. The rights of the shares of Common Stock shall be subject to the preferences and relative rights of the Preferred Shares.

                           (7) Vote to Change the Terms of Preferred Shares. The
                  affirmative vote at a meeting duly called for such purpose or the written consent without a meeting of the holders of not less than two-thirds (2/3) of the then outstanding Preferred Shares shall be required to amend, alter, change or repeal any of the powers, designations, preferences and rights of the Preferred Shares.

                  6. The Corporation is to have perpetual existence.

                  7. In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized:

                  To make, alter or repeal the by-laws of the Corporation.

                  To authorize and cause to be executed mortgages and liens upon the real and personal property of the Corporation.

                  To set apart out of any of the funds of the Corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

                  By a majority of the whole Board, to designate one or more committees, each committee to consist of one or more of the directors of the Corporation. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. The by-laws may provide that in the absence or disqualification of a member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member. Any such committee, to the extent provided in the resolution of the Board of Directors, or in the by-laws of the Corporation, shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Corporation, and may authorize the seal of the Corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the certificate of incorporation, adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the Corporation's property and assets, recommending to the stockholders a dissolution of the Corporation or a revocation of a dissolution, or amending the by-laws of the Corporation; and, unless the resolution or by-laws, expressly so provide, no such committee shall have the power or authority to declare a dividend or to authorize the issuance of stock.

                  When and as authorized by the stockholders in accordance with statute, to sell, lease or exchange all or substantially all of the property and assets of the Corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may consist in whole or in part of money or property including shares of stock in, and/or other securities of, any other corporation or corporations, as its Board of Directors shall deem expedient and for the best interests of the Corporation.

                  8. Elections of directors need not be by written ballot unless the by-laws of the Corporation shall so provide.

                  Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

                  9. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

                  10. No director of the Corporation shall be liable to the Corporation or is stockholders for monetary damages for breach of fiduciary duty as a Director, except for liability (i) for any breach of the Director's duty of loyalty to the Corporation or its

Stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the payment of unlawful dividends or unlawful stock repurchases or redemptions under Section 174 of the Delaware General Corporation Law; or (iv) for any transactions from which the Director derived an improper personal benefit."

                  IN WITNESS WHEREOF, said Mehl/Biophile International Corporation has caused this Certificate to be signed by Thomas L. Mehl, its President this ________ day of _________________, 1996.

                                        MEHL/BIOPHILE INTERNATIONAL CORPORATION

                                        By: ____________________________________
                                                   Thomas L. Mehl, Sr.
                                                        President